Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS FOURTH-QUARTER 2021 NET INCOME OF $10.4 BILLION ($3.33 PER SHARE), OR $9.0 BILLION EXCLUDING CREDIT RESERVE RELEASES OF $1.8 BILLION ($2.86 PER SHARE)1
FULL-YEAR 2021 NET INCOME OF $48.3 BILLION ($15.36 PER SHARE)

FULL-YEAR 2021 RESULTS

ROE 19% ROTCE[1] 23% ROTCE ex. reserve release[1] 18%	CET1 Capital Ratios[2] Std. 13.0% | Adv. 13.8%	Net payout LTM[3,4] 61%
FOURTH-QUARTER 2021 RESULTS5

Firmwide Metrics ROE 16% ROTCE 19%	■	Reported revenue of $29.3 billion; managed revenue of $30.3 billion[1]
	■	Credit costs net benefit of $1.3 billion included a $1.8 billion net reserve release and $550 million of net charge-offs
	■	Average loans up 6%; average deposits up 17%
	■	$1.7 trillion of liquidity sources, including HQLA and unencumbered marketable securities[6]

CCB 4Q21 ROE 33% 2021 ROE 41%	■	Average deposits up 20%; client investment assets up 22%
	■	Average loans down 1% YoY and up 1% QoQ; Card net charge-off rate of 1.28%
	■	Debit and credit card sales volume[7] up 26%
	■	Active mobile customers[8] up 11%

CIB 4Q21 ROE 22% 2021 ROE 25%	■	#1 ranking for Global Investment Banking fees with 9.5% wallet share for the year
	■	Total Markets revenue of $5.3 billion, down 11%, with Fixed Income Markets down 16% and Equity Markets down 2%

CB 4Q21 ROE 20% 2021 ROE 21%	■	Gross Investment Banking revenue of $1.5 billion, up 50%
	■	Average loans down 3% YoY and up 2% QoQ; average deposits up 17%

AWM 4Q21 ROE 32% 2021 ROE 33%	■	Assets under management (AUM) of $3.1 trillion, up 15%
	■	Average loans up 18% YoY and 4% QoQ; average deposits up 47%

Jamie Dimon, Chairman and CEO, commented on the financial results: “JPMorgan Chase reported solid results across our businesses benefiting from elevated capital markets activity and a pick up in lending activity as firmwide average loans were up 6%. The economy continues to do quite well despite headwinds related to the Omicron variant, inflation and supply chain bottlenecks. Credit continues to be healthy with exceptionally low net charge-offs, and we remain optimistic on U.S. economic growth as business sentiment is upbeat and consumers are benefiting from job and wage growth.”

Dimon continued: “Global IB fees were up 37%, driven by both the Corporate & Investment Bank and Commercial Banking, due to unprecedented M&A activity, an active acquisition financing market and strong performance in IPOs. Markets revenue was down 11%, compared to a record fourth quarter last year, but up 7% versus the 2019 quarter driven by a strong performance in Equities. Asset & Wealth Management delivered robust results as we saw positive inflows into long-term products of $34 billion across all channels and regions, as well as continued strong loan growth, up 18%, primarily driven by securities-based lending. In Consumer & Community Banking, client investment assets were up 22%, with growth from higher market levels and positive net flows. Combined debit and credit card spend was up 26%, supporting accelerating Card loan growth, up 5%. Auto loans remain elevated, up 7%, although a lack of vehicle supply slowed originations to $8.5 billion, down 23%. Home lending had another strong quarter with originations at $42 billion, up 30%.”

Dimon concluded: “In 2021, we extended credit and raised over $3 trillion in capital for our consumer and institutional clients around the world, which includes nonprofits and U.S. government entities, including states, municipalities, hospitals and universities. We also accelerated investments to expand our product distribution capabilities, both domestically and internationally, enhance our products and services and modernize our technology. We continue to find attractive opportunities to invest in our businesses across the firm. Our longstanding capital hierarchy remains the same – first and foremost, to invest in and grow our market-leading businesses to support our clients, customers and communities; second, to pay a sustainable competitive dividend; and then, return any remaining excess capital to shareholders.”

SIGNIFICANT ITEMS
■    4Q21 results included:
■    $1.8 billion net credit reserve release Firmwide ($0.47 increase in earnings per share (EPS))
■    Excluding net credit reserve release1: 4Q21 net income of $9.0 billion, EPS of $2.86 and ROTCE of 17%
CAPITAL DISTRIBUTED
■    Common dividend of $3.0 billion, or $1.00 per share
■    $1.9 billion of common stock net repurchases in 4Q214
FORTRESS PRINCIPLES
■    Book value per share of $88.07, up 8%; tangible book value per share1 of $71.53, up 8%
■    Basel III common equity Tier 1 capital2 of $214 billion and Standardized ratio2 of 13.0%; Advanced ratio2 of 13.8%
■    Firm supplementary leverage ratio of 5.4%
OPERATING LEVERAGE
■    4Q21 expense of $17.9 billion; reported overhead ratio of 61%; managed overhead ratio1 of 59%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    $3.2 trillion of credit and capital9 raised in 2021
■    $331 billion of credit for consumers
■    $22 billion of credit for U.S. small businesses
■    $1.3 trillion of credit for corporations
■    $1.5 trillion of capital raised for corporate clients and non-U.S. government entities
■    $63 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities
■    $11 billion of loans under the Small Business Administration’s Paycheck
Protection Program (PPP) in 2021

Investor Contact: Mikael Grubb (212) 270-2479
Note: Totals may not sum due to rounding
[1]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the fourth quarter of 2021 versus the prior-year fourth quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)

Results for JPM				3Q21		4Q20
($ millions, except per share data)	4Q21	3Q21	4Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - reported[10]	$29,257	$29,647	$29,335	$(390)	(1)%	$(78)	—%
Net revenue - managed	30,349	30,441	30,161	(92)	—	188	1
Noninterest expense	17,888	17,063	16,048	825	5	1,840	11
Provision for credit losses	(1,288)	(1,527)	(1,889)	239	16	601	32
Net income	$10,399	$11,687	$12,136	$(1,288)	(11)%	$(1,737)	(14)%
Earnings per share - diluted	$3.33	$3.74	$3.79	$(0.41)	(11)%	$(0.46)	(12)%
Return on common equity	16%	18%	19%
Return on tangible common equity	19	22	24
Discussion of Results:
Net income was $10.4 billion, down 14%, driven by higher noninterest expense.
Net revenue of $30.3 billion, up 1%. Net interest income was $13.7 billion, up 3%, driven by balance sheet growth, partially offset by lower net interest income in CIB Markets. Noninterest revenue was $16.6 billion, down 1%, largely driven by lower revenue in CIB Markets and Home Lending, predominantly offset by higher Investment Banking fees.
Noninterest expense was $17.9 billion, up 11%, largely on higher compensation.
The provision for credit losses was a net benefit of $1.3 billion, reflecting a net reserve release of $1.8 billion driven by a more balanced outlook due to the continued resilience in the macroeconomic environment and $550 million of net charge-offs. The prior year provision was a net benefit of $1.9 billion, reflecting a net reserve release of $2.9 billion and $1.1 billion of net charge-offs. The net reserve release in the current year was comprised of $1.5 billion in Consumer, including $1.4 billion in Card, and $270 million in Wholesale. Net charge-offs of $550 million were down $500 million, largely driven by Card.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				3Q21		4Q20
($ millions)	4Q21	3Q21	4Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$12,275	$12,521	$12,728	$(246)	(2)%	$(453)	(4)%
Consumer & Business Banking	6,172	6,157	5,744	15	—	428	7
Home Lending	1,084	1,400	1,456	(316)	(23)	(372)	(26)
Card & Auto	5,019	4,964	5,528	55	1	(509)	(9)
Noninterest expense	7,754	7,238	7,042	516	7	712	10
Provision for credit losses	(1,060)	(459)	(83)	(601)	(131)	(977)	NM
Net income	$4,227	$4,341	$4,325	$(114)	(3)%	$(98)	(2)%
Discussion of Results:
Net income was $4.2 billion, down 2%. Net revenue was $12.3 billion, down 4%.
Consumer & Business Banking net revenue was $6.2 billion, up 7%, driven by higher asset management fees on growth in client investment assets, the impact of PPP including the accelerated recognition of deferred processing fees due to loan forgiveness, and increased debit transactions. Home Lending net revenue was $1.1 billion, down 26%, predominantly driven by lower production margins, partially offset by higher net interest income on lower prepayments. Card & Auto net revenue was $5.0 billion, down 9%, driven by higher acquisition costs in Card and lower operating lease income in Auto.
Noninterest expense was $7.8 billion, up 10%, driven by increased compensation, technology and marketing expense as we continue to invest in and grow the business.
The provision for credit losses was a net benefit of $1.1 billion, reflecting a $1.6 billion reserve release, primarily in Card driven by continued resilience in the macroeconomic environment, compared to a $900 million reserve release in the prior year. Net charge-offs were $515 million, down $302 million, driven by Card.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				3Q21		4Q20
($ millions)	4Q21	3Q21	4Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$11,534	$12,396	$11,352	$(862)	(7)%	$182	2%
Banking	5,270	4,893	4,117	377	8	1,153	28
Markets & Securities Services	6,264	7,503	7,235	(1,239)	(17)	(971)	(13)
Noninterest expense	5,827	5,871	4,939	(44)	(1)	888	18
Provision for credit losses	(126)	(638)	(581)	512	80	455	78
Net income	$4,847	$5,562	$5,349	$(715)	(13)%	$(502)	(9)%
Discussion of Results:
Net income was $4.8 billion, down 9%, with net revenue of $11.5 billion, up 2%.
Banking revenue was $5.3 billion, up 28%. Investment Banking revenue was $3.2 billion, up 28%, driven by higher Investment Banking fees, up 37%, predominantly driven by higher advisory fees. Payments11 revenue was $1.8 billion, up 26%, and included net gains on equity investments. Excluding these net gains, revenue was up 7%, predominantly driven by higher fees and deposits, largely offset by deposit margin compression. Lending revenue was $263 million, up 36%, predominantly driven by lower mark-to-market losses on hedges of accrual loans compared to the prior year.
Markets & Securities Services revenue was $6.3 billion, down 13%. Markets revenue was $5.3 billion, down 11%. Fixed Income Markets revenue was $3.3 billion, down 16%, driven by a challenging trading environment in Rates, as well as lower revenues in Credit and Currencies & Emerging Markets compared to a strong prior year. Equity Markets revenue was $2.0 billion, down 2%, driven by lower revenue in derivatives, largely offset by higher revenue in Prime. Securities Services revenue was $1.1 billion, relatively flat to the prior year.
Noninterest expense was $5.8 billion, up 18%, predominantly driven by higher compensation expense, including investments, as well as higher volume-related brokerage expense and higher legal expense.
The provision for credit losses was a net benefit of $126 million, driven by a net reserve release.

COMMERCIAL BANKING (CB)

Results for CB				3Q21		4Q20
($ millions)	4Q21	3Q21	4Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,612	$2,520	$2,463	$92	4%	$149	6%
Noninterest expense	1,059	1,032	950	27	3	109	11
Provision for credit losses	(89)	(363)	(1,181)	274	75	1,092	92
Net income	$1,251	$1,407	$2,034	$(156)	(11)%	$(783)	(38)%
Discussion of Results:
Net income was $1.3 billion, down 38%, driven by lower credit reserve releases compared to the prior year.
Net revenue was $2.6 billion, up 6%, driven by higher investment banking revenue.
Noninterest expense was $1.1 billion, up 11%, largely driven by investments in the business, including technology and front office hires, and higher volume- and revenue-related expense.
The provision for credit losses was a net benefit of $89 million, driven by a net reserve release. Net charge-offs were $8 million.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				3Q21		4Q20
($ millions)	4Q21	3Q21	4Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$4,473	$4,300	$3,867	$173	4%	$606	16%
Noninterest expense	2,997	2,762	2,756	235	9	241	9
Provision for credit losses	(36)	(60)	(2)	24	40	(34)	NM
Net income	$1,146	$1,194	$786	$(48)	(4)%	$360	46%
Discussion of Results:
Net income was $1.1 billion, up 46%.
Net revenue was $4.5 billion, up 16%, predominantly driven by higher management fees and growth in deposits and loans, partially offset by deposit margin compression.
Noninterest expense was $3.0 billion, up 9%, driven by higher performance-related compensation and distribution fees, higher structural expense, as well as higher investments in the business, partially offset by lower legal expense compared to the prior year.
Assets under management were $3.1 trillion, up 15%, driven by cumulative net inflows, as well as higher market levels.

CORPORATE

Results for Corporate				3Q21		4Q20
($ millions)	4Q21	3Q21	4Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(545)	$(1,296)	$(249)	$751	58%	$(296)	(119)%
Noninterest expense	251	160	361	91	57	(110)	(30)
Provision for credit losses	23	(7)	(42)	30	NM	65	NM
Net income/(loss)	$(1,072)	$(817)	$(358)	$(255)	(31)%	$(714)	(199)%
Discussion of Results:
Net loss was $1.1 billion, compared with a net loss of $358 million in the prior year. The current quarter included higher tax expense that reflects the impact of the Firm’s estimated full-year expected tax rate, and the reversal of state and local impacts of federal tax method changes.
Net revenue was a loss of $545 million compared with a loss of $249 million in the prior year. Net interest income was a loss of $681 million, up $160 million, primarily due to higher rates, mostly offset by continued deposit growth. Noninterest revenue was $136 million, down $456 million primarily due to lower net gains on legacy equity investments.
Noninterest expense was $251 million, down $110 million.

JPMorgan Chase & Co.
News Release
1. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $88.07, $86.36 and $81.75 at December 31, 2021, September 30, 2021, and December 31, 2020, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.Net income, earnings per share and ROTCE excluding the Firmwide net credit reserve release are non-GAAP financial measures. The net credit reserve release represents the portion of the provision for credit losses attributable to the change in allowance for credit losses. For fourth-quarter 2021, excluding the net credit reserve release resulted in a decrease of $1.4 billion (after tax) to reported net income from $10.4 billion to $9.0 billion; a decrease of $0.47 per share to reported EPS from $3.33 to $2.86; and a decrease of 2% to ROTCE from 19% to 17%. For full-year 2021, excluding the net credit reserve release at December 31, 2021 resulted in a decrease of 5% to ROTCE from 23% to 18%. Management believes these measures provide useful information to investors and analysts in assessing the Firm’s results.

JPMorgan Chase & Co.
News Release
Additional notes:

2. Estimated. Reflects the relief provided by the Federal Reserve Board in response to the COVID-19 pandemic, including the CECL capital transition provisions that became effective in the first quarter of 2020 and expired on December 31, 2021. For the period ended December 31, 2021, the impact of the CECL capital transition provisions resulted in an increase to CET1 capital of $2.9 billion. The cumulative impact of $2.9 billion not recognized in CET1 capital at December 31, 2021 will be phased in at 25% per year beginning January 1, 2022. Refer to Capital Risk Management on pages 48-53 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 for additional information on the Firm’s capital metrics. Refer to Regulatory Developments Relating to the COVID-19 Pandemic on pages 52-53 and Capital Risk Management on pages 91-101 of the Firm’s 2020 Form 10-K for additional information.
3. Last twelve months (“LTM”).
4.Includes the net impact of employee issuances.
5.Percentage comparisons noted in the bullet points are for the fourth quarter of 2021 versus the prior-year fourth quarter, unless otherwise specified.
6.Estimated. High-quality liquid assets (“HQLA”) and unencumbered marketable securities, includes the Firm’s average eligible HQLA, other end-of-period HQLA-eligible securities which are included as part of the excess liquidity at JPMorgan Chase Bank, N.A. that are not transferable to non-bank affiliates and thus excluded from the Firm’s liquidity coverage ratio (“LCR”) under the LCR rule, and other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 54-58 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 and on pages 102-108 of the Firm’s 2020 Form 10-K for additional information.
7.Excludes Commercial Card.
8.Users of all mobile platforms who have logged in within the past 90 days.
9.Credit provided to clients represents new and renewed credit, including loans and commitments.
10.In the first quarter of 2021, the Firm reclassified certain deferred investment tax credits from accounts payable and other liabilities to other assets to be a reduction to the carrying value of certain tax-oriented investments. The reclassification also resulted in an increase in income tax expense and a corresponding increase in other income, with no effect on net income. Prior-period amounts have been revised to conform with the current presentation, including the Firm’s effective income tax rate. The reclassification did not change the Firm’s results of operations on a managed basis. Refer to page 2 of the Earnings Release Financial Supplement for further information.
11.In the fourth quarter of 2021, the Wholesale Payments business was renamed Payments.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.7 trillion in assets and $294.1 billion in stockholders’ equity as of December 31, 2021. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S. and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, January 14, 2022, at 8:30 a.m. (Eastern) to present fourth quarter 2021 financial results. The general public can access the call by dialing (866) 659-9159 in the U.S. and Canada, or (617) 399-5172 for international participants; use passcode 26483228#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 11:00 a.m. (Eastern) on January 14, 2022, through 11:59 p.m. on January 28, 2022, by telephone at (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (international); use passcode 70127291#. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports for the quarterly periods ended September 30, 2021, June 30, 2021 and March 31, 2021 which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.